Exhibit 99.1

Press Release

EDITORIAL CONTACT:
Jana Knezovich
+1 408-864-5987
jana.knezovich@verigy.com

Verigy Appoints Bobby Cheng to Board of Directors, as Paul Chan Retires

CUPERTINO, Calif. – June 9, 2008 – Verigy (NASDAQ: VRGY), a premier semiconductor test company, today announced that Bobby Hoo-Wah Cheng has been appointed Director, effective Sept. 1, 2008. Paul Chan will retire from the Verigy Board for family and personal reasons, effective on the same date.

“Asia is very important to Verigy, as both our corporate home and as an important customer location. We are extremely fortunate to have continuity with two such strong Singaporean board members,” said Keith Barnes, chairman, CEO and president, Verigy. “Paul’s astuteness, industry insights and intimate understanding of the Singapore environment have helped guide Verigy from our first days as an independent company, and we will miss him and wish him the best. At the same time, Bobby’s decades of business and leadership experience throughout Asia will make him a tremendous addition to Verigy’s board, and we look forward to his contributions.”

“I am very proud of Verigy’s progress and pleased to have been involved as a founding director since Verigy’s very first days as a new spin-off company two years ago,” said Mr. Chan. “Verigy’s excellent and consistent performance since day one is a testament to the original concept of the spin-off and the execution of this vision by Verigy’s management. I leave with a tremendous sense of accomplishment and the knowledge that Verigy will continue in good hands.”

Bobby Cheng brings his own unique wealth of experience to the Board. His career began as Asia regional marketing director with Texas Instruments, Inc., and spans regional leadership roles in Asia-Pacific with computer systems and related companies, including Digital Equipment Corp., Computervision, Inc., International

Computer Limited (ICL) and Autodesk. In 1993, he founded his own IC tooling and supply chain company. Since selling his company in 1998, he has consulted on business strategies in Asia for clients such as Jabil Circuit, Inc., and World Bank-IFC. He has served on the board of governors for the Singapore Institute of Management and a committee for the Singapore Stock Exchange. He is on the board of Courts (Singapore) Limited, and is the non-executive chairman of IVCG Pte Ltd, an investment holding company he founded with other partners in 2006.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced semiconductor test systems and solutions for the flash memory, high-speed memory and system-on-chip (SoC) markets. Verigy’s scalable platforms are used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Advanced analysis tools accelerate design debug and yield ramp processes for Verigy’s customers. Information about Verigy can be found at www.verigy.com.

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